EXHIBIT F

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 21st day of December by and between IMS Health Incorporated, a Delaware corporation (“Seller”), and The TriZetto Group, Inc., a Delaware corporation (the “Company”).

WHEREAS, Seller owns, beneficially and of record, 12,142,857 shares (each, a “Share” and collectively, the “Shares”) of common stock, par value $0.001 per share, of the Company; and

WHEREAS, Seller desires to sell and the Company desires to purchase all of the Shares for the consideration and on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
SALE AND PURCHASE OF THE SHARES; CLOSING

1.01         Sale and Purchase.

(a)           Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell to the Company, and the Company agrees to purchase from Seller, the Shares for the consideration specified below.

(b)           The purchase price for the Shares to be paid by the Company to Seller shall be $81,964,284.00 (the “Purchase Price”).

1.02         The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Seller, 1499 Post Road, Fairfield, Connecticut, concurrently with the execution and delivery hereof, or at such other location or at such other time and date as the parties hereto may mutually agree.  At the Closing, the following items shall be delivered by the parties:

(a)           Seller shall deliver to the Company certificates representing the Shares, duly endorsed or accompanied by stock powers duly executed in blank and otherwise in form reasonably acceptable for transfer on the books of the Company;

(b)           The Company shall deliver to Seller the Purchase Price in the form of (i) an amount in cash equal to $44,550,000.00 by wire transfer of immediately available funds to the account designated by Seller and (ii) a promissory note payable to Seller in the principal amount of $37,414,284.00, which promissory note shall be payable in full on January 21, 2005  (the “January Note”), substantially the form attached hereto as Exhibit A; and

(c)           Seller and the Company shall deliver, each to the other, a cross receipt evidencing delivery of the Shares and the Purchase Price therefor.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.01         Of Seller.  Seller hereby represents and warrants to the Company that:

(a)           Incorporation and Corporate Power; Execution, Delivery; Valid and Binding Agreement.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement by Seller and the consummation of the transaction contemplated hereby have been duly and validly authorized by Seller, and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery or performance by Seller of this Agreement.  This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)           The Shares.  Subject to the provisions of the Stockholder Agreement, dated as of October 2, 2000, by and between the Company and Seller (the “Stockholder Agreement”), Seller is the beneficial and record owner of the Shares, free and clear of all liens, pledges, security interests, claims or other encumbrances.  Except as set forth in this Agreement and the Stockholder Agreement, there are no agreements or other rights or arrangements existing that provide for the sale, purchase, exchange or other transfer by Seller of all or any portion of the Shares.

(c)           No Conflicts.  Seller’s execution and delivery of this Agreement and the performance by Seller of its obligations hereunder will not conflict with or violate any other agreement or understanding, written or oral, to which Seller is a party or to which any of the Shares are subject or bound.

(d)           Access to Information; Informed Decision.  Seller has been provided access to and the opportunity to review all material financial and business records of the Company, and to ask such questions of the officers of the Company, as necessary to make a deliberate and informed decision as to whether to sell the Shares to the Company on the terms provided in this Agreement.

(e)           Brokerage.  No broker, finder, investment banker or other third party is entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transaction contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

2.02         Of the Company.  The Company hereby represents and warrants to Seller that:

(a)           Incorporation and Corporate Power; Execution, Delivery; Valid and Binding Agreement.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the January Note (collectively, the “Company Closing Documents”).  The execution, delivery and performance of the Company Closing Documents by the Company and the consummation of the transaction contemplated hereby have been duly and validly authorized by the Company, and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery or performance by the Company of the Company Closing Documents.  The Company Closing Documents have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(b)           No Conflicts.  The Company’s execution and delivery of the Company Closing Documents and the performance by the Company of its obligations thereunder will not conflict with or violate any other agreement or understanding, written or oral, to which the Company is a party or to which any of its assets are subject or bound.

(c)           Brokerage.  No broker, finder, investment banker or other third party is entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transaction contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

ARTICLE III
MISCELLANEOUS

3.01         Notices.  All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed to be given if delivered personally, via facsimile, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or such other address for a party as shall be specified by like notices):

                                Notices to the Company:                                The TriZetto Group, Inc.

                                                                                                        567 San Nicholas Drive, Suite 367

                                                                                                        Newport Beach, CA 92660
                                                                                                        Facsimile No.:  (949) 219-2198
                                                                                                        Attention:  General Counsel

                                                                                                        With a copy to:

                                                                                                        K.C. Schaaf

                                                                                                        Stradling Yocca Carlson & Rauth

                                                                                                        660 Newport Center Drive, Suite 1600

                                                                                                        Newport Beach, CA 92660-6422

                                                                                                        Facsimile No.:  (949) 725-4100

                                Notices to Seller:                                            IMS Health Incorporated
                                                                                                        1499 Post Road
                                                                                                        Fairfield, CT 06824
                                                                                                        Facsimile No.:  (203) 319-4552
                                                                                                        Attention:  General Counsel

                                                                                                        With a copy to:

                                                                                                        Keith A. Pagnani

                                                                                                        Sullivan & Cromwell LLP

                                                                                                        125 Broad Street

                                                                                                        New York, NY 10004

                                                                                                        Facsimile No.:  (212) 558-3588

All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a facsimile, when the party receiving such copy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally recognized overnight courier, on the business day following dispatch, and (d) in the case of mailing, on the third business day following such mailing.

3.02         Entire Agreement.  This Agreement, together with the documents referred to in this Agreement, constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter herein.

3.03         Assignment.  This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto.

3.04         Parties in Interest.  This Agreement is not intended to, and does not, confer upon any person other than the parties hereto any legal or equitable rights, remedies or claims under or with respect to this Agreement or any provision of this Agreement.

3.05         Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

3.06         Counterparts.  This Agreement may be executed via facsimile in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement.

3.07         Amendment.  This Agreement may be modified only by written agreement signed by each of the parties hereto.

3.08         Governing Law and Venue; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to conflicts of law principles.  The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transaction contemplated by this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue therefore may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 3.01 hereof or in such other manner as may be permitted by law shall be valid and sufficient service thereof.  The parties hereby irrevocably waive the right to trial by jury with respect to any claims under this agreement or any document referred to in this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

IMS HEALTH INCORPORATED

By	/s/ Robert H. Steinfeld
	Name:	Robert H. Steinfeld
	Title:	Senior Vice President, General Counsel and Corporate Secretary

THE TRIZETTO GROUP, INC.

By	/s/ James C. Malone
	Name:	James C. Malone
	Title:	Chief Financial Officer